EXHIBIT 99.1

For Immediate Release

U-SWIRL, INC. REPORTS FIRST QUARTER OPERATING RESULTS

DURANGO, Colorado (July 14, 2015) – U-Swirl, Inc. (OTCQB: SWRL) (“U-Swirl” or “the Company”), parent to U-SWIRL International, Inc., through which it owns and franchises self-serve frozen yogurt cafés, today reported its operating results for the three months ended May 31, 2015 (“the first quarter of FY2016”).

FIRST QUARTER HIGHLIGHTS

●

Revenue for the first quarter of FY2016 decreased 16 percent to approximately $2.1 million, compared with approximately $2.5 million in the three months ended May 31, 2014 (“the first quarter of FY2015”).

●

Net sales derived from Company-owned self-serve frozen yogurt cafés declined 30 percent to $1,030,957 in the first quarter of FY2016, compared with $1,478,188 in the first quarter of FY2015, due primarily to the sale of certain Company-owned locations.

●

Franchise royalties and fees rose 5 percent to $1,077,418 in the first quarter of FY2016, versus $1,022,891 in the first quarter of FY2015, as higher franchise fees and product rebate income more than offset declines in royalty income and marketing fees.

●	The Company recorded pretax net income of $345,019, for the first quarter of FY2016, compared with pretax net income of $376,563 in the first quarter of FY2015.

●	Income taxes totaled $65,675 in the first quarter of FY2016, whereas no income taxes were accrued in the first quarter of FY2015.

●

The Company reported net income of $279,344, or $0.01 per basic and diluted share, in the first quarter of FY2016, versus net income of $376,563, or $0.02 per basic and diluted share, in the first quarter of FY2015.

●

Adjusted EBITDA, a non-GAAP measure defined later in this release, decreased 11 percent to $566,000 in the first quarter of FY2016, compared with Adjusted EBITDA of approximately $636,000 in the first quarter of FY2015.

●

Same-store sales at franchised cafés decreased 4.2 percent, while same-store sales at company-owned cafés declined 3.9 percent, during the first quarter of FY2016, when compared with the first quarter of FY2015.

●

U-Swirl franchisees opened 3 self-serve frozen yogurt cafés in the first quarter of FY2016. As of May 31, 2015, the Company’s franchisees operated 243 cafés in the United States, international licensees operated 8 locations, and 9 company-owned cafés were in operation, for a total of 260 units in 37 states and 4 foreign countries.

●	Cash and cash equivalents on the Company’s balance sheet increased 35 percent to approximately $3.2 million as of May 31, 2015, compared with approximately $2.3 million at February 28, 2015.

●	During the first quarter of FY2016, the Company announced the signing of a master licensing agreement for its CherryBerry frozen yogurt brand in the Canadian Province of Ontario.

●

In April 2015, U-Swirl completed the acquisition of Let’s Yo! LLC, which franchises 12 self-serve frozen yogurt stores in New Jersey, Pennsylvania, Massachusetts and Florida, thereby extending the Company’s reach into the northeastern U.S.

MANAGEMENT COMMENTS

“At the end of the first quarter of Fiscal 2016, we had 260 franchised and/or Company-owned cafés in operation, including 18 co-branded cafés that offer customers a selection of Rocky Mountain Chocolate Factory or similar products along with frozen yogurt desserts,” stated Bryan Merryman, Chairman and Chief Executive Officer of U-Swirl, Inc. “The decline in first quarter retail sales, when compared with the prior-year period, was primarily due to the closure or sale of certain Company-owned locations in the previous fiscal year. There were 9 Company-owned cafés open as of May 31, 2015, compared with 13 a year earlier. Domestic and international franchisees were operating 251 self-serve frozen yogurt cafés at the end of the most recent quarter.”

“While we expanded our geographical presence in the northeastern U.S. through the acquisition of Let’s Yo!, LLC in the most recent quarter, management is focusing its efforts on nurturing its relationships with new franchisees, examining each franchise system in order to identify the best practices from each, and integrating these best practices into a single system that will be implemented in the future,” continued Merryman. “We also recently launched the offering of U-Swirl-n-Go franchises, which are limited-product stores within non-traditional locations, such as convenience stores, airports, hotels and other mass gathering areas. The initial investment for these franchises is substantially less, and more flexible royalty fees are offered. The first U-Swirl-n-Go store was opened in December 2014 in Grand Island, New York.”

“We are encouraged to report that U-Swirl has been transformed, during the past 18 months, from a small industry participant into one of the leading franchising companies in the self-serve frozen yogurt segment of the $6 billion away-from-home frozen desserts industry. Last year, under new management we were able to reduce the subsidiary’s net loss by 85 percent. We are optimistic that U-Swirl has the potential to achieve sustainable profitability in the current and future fiscal years,” concluded Merryman.

FIRST QUARTER OPERATING RESULTS

In the first quarter of FY2016, net sales at Company-owned frozen yogurt cafés declined 30 percent to $1,030,957, compared with $1,478,188 in the first quarter of FY2015. The decrease was primarily due to the closure or sale of certain Company-owned locations in the prior fiscal year. There were 9 Company-owned cafés operating during the first three months of FY2016, compared with 13 during the first quarter of FY2015, a decrease of 31 percent. Café operating costs approximated 73 percent of net sales revenue in the first quarter of FY2016, compared with approximately 70 percent in the first quarter of FY2015.

Franchise royalties and fees increased 5 percent to $1,077,418 in the first quarter of FY2016, versus $1,022,891 in the first quarter of FY2015. Franchise fee income increased from $12,000 in last year’s first quarter, to $177,500 in the most recent quarter, primarily due to the receipt of fees under a master licensing agreement for CherryBerry stores in the Canadian province of Ontario that was executed in the first quarter of FY2016. Royalty income declined from $706,550 in the first quarter of FY2015 to $593,851 in the first quarter of FY2016, reflecting a 12 percent decrease in the number of franchised cafés in operation (from 285 to 251) during all or part of the respective FY2015 and FY2016 periods, along with a 4.2 percent reduction in same-store sales. Product rebate income increased to $184,989 in the first quarter of FY2016, versus $170,708 in the first quarter of FY2015

Total revenue decreased 16 percent to approximately $2.1 million in the first quarter of FY2016, versus approximately $2.5 million in the first quarter of FY2015.

Franchise development costs increased to $207,877 in the first quarter of FY2016, compared with $116,356 in the first quarter of FY2015 as a result of restructuring activities in the prior year and a focus on franchise support activities.

Marketing and advertising expenses declined to $128,391 in the first quarter of FY2016, versus $148,730 in the first quarter of FY2015, as result of a decrease in the number of units in operation, a decrease in same-store sales and associated decreases in marketing fee revenue.

General and administrative expenses were reduced by 15 percent to $556,378 in the first quarter of FY2016, from $654,352 in the first quarter of FY2015, reflecting restructuring activities undertaken in FY2015.

Depreciation and amortization expense decreased by $22,923, primarily due to fewer Company-owned cafés in operation and thus fewer associated café assets in service.

Asset acquisition expenses of $124,551 were recorded in the first quarter of FY2015, whereas no asset acquisition expenses were incurred in the first quarter of FY2016. Non-cash derivative fair value adjustments benefited operating income by $85,612 in the first quarter of FY2016, compared with a benefit of $176,203 in the first quarter of FY2015.

The Company reported operating income of $350,028 in the first quarter of FY2016, for a reduction of 8 percent when compared with operating income of $379,412 in the first quarter of FY2015. The decrease in operating income was primarily the result of less benefit being realized from the fair value adjustment of the Company’s convertible debt.

Net other expense totaled $5,009 in the first quarter of FY2016, compared with $2,849 in the first quarter of FY2015, due to monthly payments on the Company’s construction loans.

The Company reported pretax income of $345,019 in the first quarter of FY2016, versus year-earlier pretax income of $376,563. No income taxes were accrued in the first quarter of FY2015, whereas $65,675 in income taxes were recorded in the first quarter of FY2016. This resulted in net income of $279,344, or $0.01 per basic and diluted share, for the first quarter of FY2016, versus net income of $376,563, or $0.02 per basic and diluted share, in the first quarter of FY2015.

Adjusted EBITDA, a non-GAAP measure defined later in this release, approximated $566,000 in the first quarter of FY2016, versus Adjusted EBITDA of $636,000 in the first quarter of FY2015.

Non-GAAP Financial Measures

Adjusted EBITDA, a non-GAAP financial measure, is computed by adding depreciation and amortization, equity compensation expenses, impairment charges, restructuring charges, acquisition-related costs and fair value adjustments to GAAP income from operations.

This non-GAAP financial measure may have limitations as an analytical tool, and this measure should not be considered in isolation or as a substitute for analysis of results as reported under GAAP. The Company believes that the non-GAAP financial measure presented provides additional analytical information on the nature of ongoing operations excluding expenses not expected to recur in future periods and non-cash. The Company believes that adjusted EBITDA is useful to investors because it provides a measure of operating performance and its ability to generate cash that is unaffected by non-cash accounting measures and non-recurring expenses. However, due to these limitations, the Company uses adjusted EBITDA as a measure of performance only in conjunction with GAAP measures of performance such as income from operations and net income.

About Rocky Mountain Chocolate Factory, Inc.

Rocky Mountain Chocolate Factory, Inc., the parent company of U-Swirl, Inc, is headquartered in Durango, Colorado. It is an international franchisor of gourmet retail chocolate stores and self-serve frozen yogurt cafés, and a manufacturer of an extensive line of premium chocolates and other confectionery products. As of May 31, 2015, RMCF and its franchisees, licensees and subsidiary (U-Swirl, Inc.) operated 608 stores and cafés in 41 states, Canada, Japan, South Korea, The United Arab Emirates, The Kingdom of Saudi Arabia, Pakistan and Turkey. Rocky Mountain Chocolate Factory, Inc.’s common stock is listed on The Nasdaq Global Market under the symbol "RMCF." Additional information is available on the Internet at www.rmcf.com.

About U-Swirl, Inc.

U-Swirl, Inc. is an operator and franchisor of self-serve frozen yogurt cafés that operate under the following brand names: U-SWIRL Frozen Yogurt, CherryBerry, Yogurtini, Fuzzy Peach, Aspen Leaf Yogurt, Yogli Mogli, Let’s Yo! and Josie’s Frozen Yogurt. The cafés offer frozen yogurt in up to 20 non-fat and low-fat flavors, including tart, traditional, and no-sugar-added options, along with fresh sorbet. Approximately 70 toppings such as fresh fruit, sauces, candies, and granola are available to customize each serving of yogurt to the customer’s individual taste.

In January 2013, the Company acquired frozen yogurt café assets, franchise rights and certain other assets from Rocky Mountain Chocolate Factory, Inc., primarily in exchange for certain warrants/options, notes payable, and a controlling ownership interest in the Company.

U-Swirl, Inc. is headquartered in Durango, Colorado, and its common stock trades on the OTCQB under the symbol “SWRL.” As of May 31, 2015, the Company and its franchisees operated 260 self-serve frozen yogurt cafés in 37 states and 4 foreign countries.

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements.” These statements involve risks and uncertainties, and the Company undertakes no obligation to update any forward-looking information. Risks and uncertainties that could cause cash flows to decrease or actual results to differ materially include, without limitation, seasonality, consumer interest in the Company’s products, general economic conditions, consumer and retail trends, costs and availability of raw materials, competition, market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the Company’s control. Readers are referred to the Company’s periodic reports filed with the SEC, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. The information contained in this press release is a statement of the Company’s present intentions, beliefs or expectations and is based upon, among other things, the existing business environment, industry conditions, market conditions and prices, the economy in general and the Company’s assumptions. The Company may change its intentions, beliefs or expectations at any time and without notice, based upon any changes in such factors, in its assumptions or otherwise, and it undertakes no obligation to revise or update publicly any forward-looking statements for any reason. The cautionary statements contained or referred to in this press release should be considered in connection with any subsequent written or oral forward-looking statements that the Company or persons acting on its behalf may issue.

For Further Information, Please Contact

U-Swirl, Inc. (970) 375-5679

or via email at info@u-swirl.com

(Financial Statements Follow)

STORE INFORMATION

	New stores opened during
	three months ended	Stores open as of
	May 31, 2015	May 31, 2015
Franchise Stores	3	243
Company-Owned Stores	0	9
International License Stores	0	8
Total	3	260

SELECTED BALANCE SHEET DATA

(In thousands)

	May 31, 2015	February 28, 2015

Current Assets	$3,639	$2,844
Total Assets	$13,118	$12,662
Current Liabilities	$10,568	$10,298
Stockholder's Equity	$1,805	$1,426

INTERIM UNAUDITED

STATEMENTS OF OPERATIONS

(in thousands, except per share data and percentages)

	Three Months Ended May 31,		Three Months Ended May 31,
	2015	2014	2015	2014
Revenues
Franchise, royalty and marketing fees	1,077	1,023	51.1%	40.9%
Retail sales	1,031	1,478	48.9%	59.1%
Total Revenues	2,108	2,501	100.0%	100.0%

Costs and expenses
Food, beverage and packaging costs	306	478	14.5%	19.1%
Labor and related expenses	251	328	11.9%	13.1%
Occupancy and related expenses	192	222	9.1%	8.9%
Franchise development	208	116	9.9%	4.6%
Marketing and advertising	128	149	6.1%	6.0%
General and administrative	556	654	26.4%	26.1%
Depreciation and amortization	203	226	9.6%	9.0%
Restructuring and acquisition related charges	-	124	0.0%	5.0%
Fair Value Adjustment	(86)	(176)	-4.1%	-7.0%
Total Costs and Expenses	1,758	2,121	83.4%	84.8%

Income (loss) from operations	350	380	16.6%	15.2%

Other income (expense)
Interest expense	(8)	(3)	-0.4%	-0.1%
Interest income	3	-	0.1%	0.0%
Other, net	(5)	(3)	-0.2%	-0.1%

Income (loss) before income taxes	345	377	16.4%	15.1%

Provision for income taxes	66	-	3.1%	0.0%

Net income (loss)	279	377	13.2%	15.1%

Basic and Diluted Earnings (Loss)
Share	$0.01	$0.02
Diluted Earnings (Loss) Per Common
Share	$0.01	$0.02

Weighted Average Common Shares Outstanding, Basic and Diluted	22,665,873	20,614,668
Dilutive Effect of Employee Stock Options	8,126	2,693,865
Weighted Average Common Shares Outstanding,
Assuming Dilution	22,673,999	23,308,533

GAAP RECONCILIATION

ADJUSTED EBITDA

(in thousands)

	Three Months Ended May 31,		Change	% Change
	2015	2014
GAAP: Income from Operations	$350	$380	$(30)	-7.9%
Depreciation and Amortization	203	226
Equity Compensation Expense	99	82
Impairment and Restructuring	-	124
Fair Value Adjustment	(86)	(176)
Non-GAAP, adjusted EBITDA	$566	$636	$(70)	-11.0%